December 20, 2010

This is the first of periodic communications to keep our shareholders informed of current developments regarding The Allied Defense Group, Inc. The communications are intended to be a companion and update to information provided in the Company’s periodic filings with the Securities and Exchange Commission.

Form 10-Q for the Quarter Ended September 30, 2010

The Form 10-Q was filed timely on November 12, 2010. With the completion of the sale of Mecar S.A. and Mecar USA, all of the Company’s operations, except for the expenses associated with the corporate office, have been reclassified as discontinued operations. As it is our intent to make a final distribution to our shareholders as soon as remaining legal issues have been resolved, we adopted “liquidation basis” accounting to provide an estimate of the expected value of the final distribution.

On a liquidation basis the Company has net assets of $45.7 million at September 30, 2010. The estimated liquidation value per share outstanding was $5.54. The liquidation value includes the undiscounted effects of estimated wind down expenses and investment income to the date of final distribution. Our liquidation accounting estimate assumes this will occur not later than December 31, 2012. The expense estimates do not include any fines or penalties resulting from the US Department of Justice (DOJ) investigation.

Status of the DOJ Investigation

The timing and outcome of the DOJ’s investigation of the ammunition and small arms industry remain a significant uncertainty for the Company. We have retained specialized counsel to assist the Company in this matter and are cooperating with DOJ to reach closure as quickly as possible. The DOJ staff is aware that the Company is awaiting completion of their investigation to make a final distribution to its shareholders. The period of time required to resolve these matters is uncertain but expected to take in excess of one year from today.

Investment of Sale Proceeds

As of September 30, 2010 approximately $50 million of net proceeds are being held by the Company as a result of the sale of our operations. This total amount is separated into three categories. $20 million is invested in the U.S. in short term investments (US Treasury obligations, US Government Agency bonds, certificates of deposit and money market mutual funds) which are expected to yield a low risk rate of return of less than 1%. $15 million is being held in an escrow account to secure the indemnification obligations under the sale agreement with Chemring. Finally, the remainder of approximately $15 million is on deposit in bank accounts in the U.S. and Belgium. The amounts in Belgium are primarily denominated in U.S. dollars to minimize currency exchange risk. The Belgium deposits are available for repatriation to the U.S. after December 31, 2010 without further tax consequences.

Wind Down Activities Leading to Final Dissolution

We are completing a comprehensive checklist of tasks necessary to wind down the affairs of the Company so that we can make a final cash distribution to our shareholders at the earliest possible date. All employees of the Company have been terminated and only two directors remain, supported by outside counsel. The Company’s common stock will continue to be publicly traded until August 31, 2011, unless all matters related to the DOJ investigation are resolved before that date. A Certificate of Dissolution will be filed with the State of Delaware when coincident with delisting our stock. We anticipate that all other liabilities and obligations of the Company will be resolved prior to completion of the DOJ investigation. Once the DOJ investigation is completed and Chemring releases the escrow, we will make the distribution to shareholders.

Sincerely,

John G Meyer, Jr. and Charles S. Ream

ADG Board of Directors